Amount of the single insured bond which each investment company would have provided and maintained had each such company had not been named as an insured under the present joint insured bond:

Company	Assets	Minimum Amount of Bond
The Advisors’ Inner Circle Fund	$31,860,892,131	2,500,000
The Advisors’ Inner Circle Fund II	$11,618,807,316	2,500,000
The Advisors’ Inner Circle Fund III	$36,179,425,308	2,500,000
Bishop Street Funds	$221,002,886	600,000
Catholic Responsible Investments Funds	$12,065,745,901	2,500,000
Causeway Capital Management Trust	$9,896,173,743	2,500,000
SEI Tax Exempt Trust	$4,169,999,249	2,500,000
SEI Daily Income Trust	$11,955,356,922	2,500,000
SEI Institutional International Trust	$7,361,494,771	2,500,000
SEI Institutional Managed Trust	$27,829,542,640	2,500,000
SEI Asset Allocation Trust	$695,015,897	900,000
SEI Institutional Investments Trust	$50,544,515,035	2,500,000
SEI Exchange Traded Funds	$580,524,355	400,000
SEI Alternative Income Fund	$25,638,000	300,000
Adviser Managed Trust	$545,075,922	900,000
New Covenant Funds	$1,322,051,826	1,250,000
SEI Structured Credit Fund, L.P.	$1,682,696,419	1,500,000
SEI Catholic Values Trust	$1,285,171,139	1,250,000
Gallery Trust	$1,048,932,821	1,250,000
Wilshire Private Assets Funds	$66,010,468	400,000
Symmetry Panoramic Trust	$1,918,334,179	1,500,000
Frost Family of Funds	$3,795,729,297	2,300,000